Exhibit 5.1

Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004-1482 Office:+1 (212) 837-6000 Fax: +1 (212) 422-4726 hugheshubbard.com

[FORM OF OPINION]

[    ], 2022

CF Acquisition Corp. VI

110 East 59th Street

New York, NY 10022

Re: Registration Statement on Form S-4 (File No. 333-262725)

Ladies and Gentlemen:

We have acted as special counsel to CF Acquisition Corp. VI, a Delaware corporation (“CF VI”), in connection with the preparation and filing of CF VI’s Registration Statement on Form S-4 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. On December 1, 2021, CF VI entered into a business combination agreement (as may be amended and/or restated from time to time, the “Business Combination Agreement”) with Rumble Inc, a corporation formed under the laws of the Province of Ontario, Canada. The business combination contemplated by the Business Combination Agreement (the “Business Combination”) is subject to satisfaction or waiver of certain conditions, including, among others, the approval and adoption of the Business Combination Agreement by CF VI’s shareholders.

The Registration Statement relates to the registration of (i) up to 63,245,836 shares of CF VI Class A common stock, par value $0.0001 per share (each such share, a “Class A Share”), and (ii) up to an additional 168,956,526 Class A Shares issuable upon conversion of an equal number of exchangeable shares of 000045728 Ontario Inc., a corporation formed under the laws of the Province of Ontario, Canada, in each case being issued or issuable under the Business Combination Agreement. Such Class A Shares are referred to, collectively, as the “Subject Shares”.

For purposes of this opinion, we have examined the Registration Statement, the Business Combination Agreement, the Amended and Restated Certificate of Incorporation of CF VI and the Bylaws of CF VI. We have also examined forms of the Second Amended and Restated Certificate of Incorporation of CF VI and the Amended and Restated Bylaws of CF VI, , in each case as proposed for adoption pursuant to the terms of the Business Combination Agreement.

We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with this opinion. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of CF VI and certificates or comparable documents of public officials and of officers and representatives of CF VI.

In making such examination and rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

July [    ]. 2022

We have further assumed that, before the issuance of any of the Subject Shares, the conditions to consummating the transactions contemplated by the Business Combination Agreement will have been satisfied or duly waived.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

a. Prior to completion of the Business Combination: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; and (ii) the shareholders of CF VI will have approved, among other things, the Business Combination Agreement; and

b. The draft of the Second Amended and Restated Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date and the number of votes per share of Class B common stock), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document has been, or prior to the filing of the Second Amended and Restated Certificate of Incorporation will be, filed by or in respect of CF VI with the Delaware Secretary of State and that CF VI will pay all fees and other charges required to be paid in connection with the filing of the Second Amended and Restated Certificate of Incorporation.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that the Subject Shares will be, upon issuance by CF VI pursuant to and in the manner contemplated by the terms of the Business Combination Agreement and in the manner contemplated by the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We are members of the bar of the State of New York. CF VI is a Delaware corporation, and we have not considered, and we express no opinion as to, any law other than the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, and reported judicial decisions interpreting the foregoing).

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Subject Shares to be issued pursuant to the Registration Statement and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

Hughes Hubbard & Reed LLP